Exhibit 99.1

Investor Contact:                                           Media Contact:
(615) 855-5524                                              (615) 855-5209



DOLLAR GENERAL ANNOUNCES $450 MILLION BANK COMMITMENT
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GOODLETTSVILLE,  Tenn. - April 17, 2002 - Dollar General  Corporation  announced today the signing of a $450 million fully underwritten bank commitment with SunTrust Bank and SunTrust Capital Markets. The company intends to use the proceeds along with its excess cash to refinance its existing bank facilities including the maturing debt associated with synthetic leases that supported approximately 400 retail stores, two distribution centers and the Company's headquarters in Goodlettsville, Tennessee.

"We are pleased to have reached an agreement with SunTrust Bank, our existing agent bank, to address our refinancing needs this year," said Jim Hagan, Dollar General executive vice president and chief financial officer. "This commitment is a further show of confidence for this management team, our business model and our strategy for future profitable growth. It will provide the company with the liquidity to continue our strong operating performance."

For the year ended February 1, 2002, Dollar General generated $497 million in earnings before interest, taxes, depreciation and amortization, and earned net income of $207.5 million.

The credit facility is split between a $300 million, three-year revolver and a $150 million, 364-day tranche. Pricing is tied to a ratings-based grid. At the company's current ratings, the facility fees are 37.5 basis points and 32.5 basis points on the two tranches, respectively, with an all-in drawn margin of LIBOR+237.5 basis points. The credit is secured by the same real estate assets already provided as collateral to the existing banks in the synthetic facilities.

SunTrust has scheduled a May 2 bank meeting to syndicate its commitment. The transaction is expected to close by early summer. As of February 1, 2002, Dollar General operated more than 5,540 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.


This press release contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities, including its ability to refinance or replace such facilities on favorable terms at the maturity thereof; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's restatement and audit process; and the impact of the litigation and regulatory proceedings related to the restatement of the Company's financial statements, including the funding of the settlement of such litigation and the risk that the conditions to the effectiveness of such settlements, including the results of the plaintiffs' confirmatory discovery and the approval by the courts, may not be realized.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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